Exhibit 10.1
                                                                    ------------








                            STOCK PURCHASE AGREEMENT


                                  by and among


                           TOMMY HILFIGER CORPORATION,


                   TOMMY HILFIGER (EASTERN HEMISPHERE) LIMITED


                                       and


                           TH EUROPE HOLDINGS LIMITED


                            dated as of June 29, 2001

                                   ARTICLE I

Certain Definitions...........................................................1

                                   ARTICLE II

Purchase and Sale Stock; Closing..............................................5

          Section 2.1  Purchase and Sale......................................5
          Section 2.2. Time and Place of Closing..............................6

                               ARTICLE III

Representations and Warranties of Seller......................................6

      Section 3.1   Incorporation; Authorization; etc.........................6
      Section 3.2.  Capitalization; Structure.................................8
      Section 3.3.  Financial Statements......................................8
      Section 3.4.  Properties; Leases........................................8
      Section 3.5.  Absence of Certain Changes................................9
      Section 3.6.  Litigation; Orders........................................9
      Section 3.7.  Licenses, Approvals, Other Authorizations,
                    Consents, Reports, etc....................................9
      Section 3.8.  Labor Matters............................................10
      Section 3.9.  Compliance with Laws.....................................10
      Section 3.10. Insurance................................................10
      Section 3.11. Material Contracts.......................................10
      Section 3.12. Brokers, Finders, etc....................................11
      Section 3.13. Affiliate Transactions...................................11
      Section 3.14. Environmental Compliance.................................12
      Section 3.15. Netherlands Antilles and Netherlands
                    Tax Matters..............................................13
      Section 3.16. No Undisclosed Liabilities...............................13

                                   ARTICLE IV

Representations and Warranties of THEH.......................................14

      Section 4.1.  Incorporation; Authorization; etc........................14
      Section 4.2.  Other Authorizations, Consents, Reports, etc.............15
      Section 4.3.  Brokers, Finders, etc.............. .....................15
      Section 4.4.  Acquisition of Shares for Investment.....................15

                                    ARTICLE V

Covenants of Seller, Parent and THEH.........................................16

      Section 5.1.  Investigation of Business; Access to Properties
                    and Records..............................................16

      Section 5.2.  Efforts; Obtaining Consents..............................16
      Section 5.3   Further Assurances.......................................17
      Section 5.4.  Conduct of Business by Seller............................17
      Section 5.5.  Preservation of Business.................................19
      Section 5.6.  Non-Solicitation.........................................19
      Section 5.7.  Notice of Developments...................................19
      Section 5.8.  Guarantees and Other Commitments.........................19
      Section 5.9.  Financial Statements.....................................20
      Section 5.10. Financing................................................20
      Section 5.11. Resignation of Directors.................................20
      Section 5.12. Intercompany Accounts; Indebtedness......................20

                                   ARTICLE VI

Employee Benefits............................................................20

      Section 6.1  Employee Benefit Plans....................................20
      Section 6.2. Company Employee Benefit Plans............................21
      Section 6.3. Administration............................................22

                                   ARTICLE VII

Tax Matters..................................................................22

      Section 7.1.  Tax Returns of the Company and
                    the Subsidiaries.........................................22
      Section 7.2.  Allocation of Certain Taxes..............................23
      Section 7.3.  Filing Responsibility....................................24
      Section 7.4.  Refunds and Carrybacks...................................25
      Section 7.5.  Cooperation and Exchange of Information..................25
      Section 7.6.  Tax Indemnification by Seller............................26
      Section 7.7.  Transfer Taxes...........................................26
      Section 7.8.  Definitions..............................................26

                                  ARTICLE VIII

Conditions to THEH's Obligation to Close.....................................27

      Section 8.1.  Representations, Warranties and Covenants
                    of Seller................................................27
      Section 8.2.  No Orders or Injunctions.................................27
      Section 8.3.  Opinions of Seller's Counsel.............................27
      Section 8.4.  Non-Competition Agreement; Consents......................27
      Section 8.5.  Tax Matters..............................................27

                                   ARTICLE IX

Conditions to Seller's Obligation to Close...................................28

      Section 9.1.  Representations, Warranties and
                    Covenants of Parent......................................28

      Section 9.2.  No Orders or Injunctions.................................28

                                    ARTICLE X

Survival; Indemnification....................................................28

      Section 10.1. Survival.................................................28
      Section 10.2  Indemnification by Seller................................29
      Section 10.3. Indemnification Procedures...............................29
      Section 10.4. Limits on Indemnification................................30
      Section 10.5. Losses Net of Insurance..................................31
      Section 10.6. Adjustment to Purchase...................................31

                                   ARTICLE XI

Termination..................................................................31

      Section 11.1  Termination..............................................31
      Section 11.2. Procedure and Effect of Termination......................31

                                   ARTICLE XII

Miscellaneous................................................................32

      Section 12.1  Counterparts.............................................32
      Section 12.2  Governing Law............................................32
      Section 12.3. Jurisdiction; Waiver of Trial by Jury....................32
      Section 12.4. Entire Agreement.........................................32
      Section 12.5. Expenses.................................................32
      Section 12.6. Notices..................................................32
      Section 12.7. Successors and Assigns...................................33
      Section 12.8  Headings; Definitions....................................34
      Section 12.9  Amendments and Waivers...................................34
      Section 12.10.Severability.............................................34
      Section 12.11 Interpretation...........................................34

Schedule 1                      Individuals With Knowledge
Schedule 3.1(a) Jurisdictions in Which the Company and the Subsidiaries are Qualified to Do Business
Schedule 3.1(d)                 Violations and Accelerations
Schedule 3.2(a)                 Stock Information
Schedule 3.3                    Applicable Accounting Principles
Schedule 3.4                    Real Property and Leases
Schedule 3.5                    Absence of Certain Changes
Schedule 3.6                    Litigation
Schedule 3.7(b)                 Required Licenses
Schedule 3.8                    Labor Agreements, Disputes
Schedule 3.9                    Compliance With Law
Schedule 3.10                   Insurance Policies
Schedule 3.11                   Material Contracts
Schedule 3.13                   Affiliate Transactions
Schedule 3.14                   Environmental Compliance
Schedule 3.16                   Undisclosed Liabilities
Schedule 4.2                    Authorizations and Consents
Schedule 5.4                    Conduct of Business by Seller
Schedule 6.1(a)                 Company Employee Benefit Plans
Schedule 6.1(c)                 Payments Caused by this Agreement
Schedule 7.1(a)                 Income Tax Returns
Schedule 7.1(b)                 Contested Taxes; Reserves
Schedule 7.1(c)                 Tax Extensions and Powers of Attorneys
Schedule 7.1(d)                 Company Affiliated Group
Schedule 7.1(e)                 Audits

Exhibit A                       Form of AIHL-TH Guarantee
Exhibit B-1                     Form of Waiver by Thomas J. Hilfiger
Exhibit B-2                     Form of Waiver by Joel J. Horowitz
Exhibit C-1                     Form of Non-Competition Agreement with Silas
                                K.F. Chou and Lawrence S. Stroll
Exhibit C-2                     Form of Non-Competition Agreement with Fred
                                Gehring

                            STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT"), dated as of June 29, 2001, is by and among Tommy Hilfiger Corporation, a British Virgin Islands corporation ("PARENT"), Tommy Hilfiger (Eastern Hemisphere) Limited, a British Virgin Islands corporation and a wholly owned subsidiary of Parent ("THEH"), and TH Europe Holdings Limited, a British Virgin Islands corporation ("SELLER").

          WHEREAS, Seller owns 100% of the issued and outstanding shares of capital stock of T.H. International N.V., a corporation organized under the laws of the Netherlands Antilles (the "COMPANY"); and

          WHEREAS, THEH desires to purchase from Seller, and Seller desires to sell to THEH, 100% of the issued and outstanding shares of capital stock of the Company, upon the terms and subject to the conditions set forth herein (the "STOCK PURCHASE"); and

          WHEREAS, AIHL-TH Limited, a British Virgin Islands corporation ("AIHL"), has entered into a Guarantee in the form attached as EXHIBIT A hereto, dated of even date herewith, pursuant to which AIHL has guaranteed all of the obligations of Seller under this Agreement; and

          WHEREAS, in connection with the execution and delivery of this Agreement, TH Europe (as defined below) has at the request of Parent entered into an employment agreement with each of Fred Gehring and Ludo Onnink, such agreements to be effective as of the closing of the Stock Purchase hereunder (the "EMPLOYMENT AGREEMENTS"); and

          WHEREAS, in connection with the execution and delivery of this Agreement, Tommy Hilfiger U.S.A., Inc., a wholly owned subsidiary of Parent, has received a waiver from Thomas J. Hilfiger in the form attached as EXHIBIT B-1 hereto and a waiver from Joel J. Horowitz in the form attached as EXHIBIT B-2 hereto with respect to certain compensation matters under their respective employment agreements, such waivers to be effective as of the closing of the Stock Purchase hereunder; and

          WHEREAS, in connection with the execution and delivery of this Agreement, (a) Silas K.F. Chou and Lawrence S. Stroll have entered into a Non-Competition Agreement with Parent in the form attached as EXHIBIT C-1 hereto and (b) Fred Gehring has entered into a Non-Competition Agreement with Parent in the form attached as EXHIBIT C-2 hereto.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

          As used in this Agreement the following terms shall have the following respective meanings:

          "ACTION" shall mean any complaint, claim, prosecution, indictment, action, suit, arbitration, investigation, inquiry or proceeding by or before any Governmental Authority.

          "AFFILIATE" shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the party specified.

          "AGREEMENT" shall have the meaning set forth in the preamble hereof.

          "AIHL" shall have the meaning set forth in the recitals hereof.

          "APPLICABLE RETURN" shall have the meaning set forth in Section 10.1(a) hereof.

          "CLOSING" shall mean the consummation of the transactions contemplated by Section 2.1 of this Agreement.

          "CLOSING DATE" shall have the meaning set forth in Section 2.2 hereof.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

          "COMPANY" shall have the meaning set forth in the recitals hereof.

          "COMPANY BALANCE SHEET" shall mean the audited consolidated balance sheet of the Company and its consolidated subsidiaries as of March 31, 2001, included in the Financial Statements.

          "COMPANY EMPLOYEE BENEFIT PLANS" shall have the meaning set forth in
Section 6.1(a) hereof.

          "COMPANY MATERIAL ADVERSE EFFECT" shall have the meaning set forth in
Section 3.5 hereof.

          "CONTINUING AFFILIATE" shall mean Seller, AIHL or any of their respective corporate Affiliates (other than (i) the Company and the Subsidiaries and (ii) Parent and its subsidiaries).

          "COVERED LOSSES" shall mean any and all debts, losses, liabilities, claims, fines, royalties, deficiencies, damages, obligations, payments (including, without limitation, those arising out of any demand, assessment, settlement, judgment or compromise relating to any Action), costs and expenses (including, without limitation, interest and penalties due and payable with respect thereto and reasonable attorneys' and accountants' fees and any other out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Action or in enforcing another party's obligations hereunder), including, without limitation, any of the foregoing arising under, out of or in connection with any Action, order or consent decree of any Governmental Authority or award of any arbitrator of any kind, or any law, rule, regulation, contract, commitment or undertaking.

          "DETERMINATION" shall have the meaning set forth in Section 7.8(a) hereof.

          "EMPLOYMENT AGREEMENTS" shall have the meaning set forth in the recitals hereof.

          "ENCUMBRANCE" shall mean any mortgage, pledge, lien, easement, restrictive covenant, right of way, lease, purchase agreement, option, security interest or other encumbrance.

          "ENVIRONMENTAL LAW" shall have the meaning set forth in Section 3.14(a)(ii) hereof.

          "EUROPEAN LICENSE" shall have the meaning set forth in Section 5.8 hereof.

          "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "EXPIRATION DATE" shall have the meaning set forth in Section 10.1(a) hereof.

          "FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.3 hereof.

          "FORTIS COMFORT LETTER" shall have the meaning set forth in Section
5.8 hereof.

          "GAAP" shall mean United States generally accepted accounting principles.

          "GOVERNMENTAL AUTHORITY" shall have the meaning set forth in Section 3.1(d) hereof.

          "HAZARDOUS SUBSTANCE" shall have the meaning set forth in Section 3.14(a)(i) hereof.

          "INCOME TAX RETURNS" shall have the meaning set forth in Section 7.8(b) hereof.

          "INCOME TAXES" shall have the meaning set forth in Section 7.8(c) hereof.

          "INDEMNIFICATION THRESHOLD" shall have the meaning set forth in
Section 10.4 hereof.

          "INDEMNIFIED PARTIES" shall have the meaning set forth in Section 10.2(a) hereof.

          "INDIVIDUAL AFFILIATE" shall mean any of Silas K.F. Chou, Lawrence S. Stroll, Thomas J. Hilfiger, Joel J. Horowitz and Fred Gehring.

          "INTELLECTUAL PROPERTY" means all United States and foreign (a) patents, patent applications, patent disclosures and improvements thereto, (b) trademarks, service marks, logos, trade names and corporate names and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, (c) copyrights and registrations and applications for registration thereof, (d) computer software, data and documentation, (e) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information) and (f) copies and tangible embodiments thereof (in whatever form or medium) in which the Company or any Subsidiary has any rights.

          "IRS" shall have the meaning set forth in Section 7.8(d) hereof.

          "LICENSES" shall have the meaning set forth in Section 3.7(a) hereof.

          "NET AFTER-TAX BASIS" shall mean, with respect to the calculation of any indemnification payment owed to any party pursuant to this Agreement, calculation thereof in a manner taking into account any Taxes owing by the indemnified party or its Affiliates as a result of receipt or accrual of the indemnity payment and any Tax benefit received or accrued by the indemnified party or its Affiliates as a result of the indemnified liability.

          "NOTICE OF CLAIM" shall have the meaning set forth in Section 10.3(a) hereof.

          "PARENT" shall have the meaning set forth in the preamble hereof.

          "PERMITTED EXCEPTIONS" shall mean (a) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's, landlords' or similar liens imposed by law arising and incurred in the ordinary course of business and securing obligations that are not delinquent, (b) liens for taxes and other governmental charges, assessments or fees which (i) are not yet due and payable or which may be paid without penalty or (ii) are being contested in good faith through appropriate procedures and in respect of which the Company or a Subsidiary has created adequate reserves or (c) Encumbrances which individually or in the aggregate do not detract from the value of any of the property or assets subject thereto or interfere with the present use thereof.

          "PERSON" shall mean any individual, firm, corporation, partnership or other entity (including Governmental Authorities), and shall include any successor (by merger or otherwise) of such entity.

          "PRICEWATERHOUSECOOPERS" shall mean PricewaterhouseCoopers LLP or one of its international affiliates.

          "PURCHASE PRICE" shall have the meaning set forth in Section 2.1 hereof.

          "RCRA HAZARDOUS WASTE" shall have the meaning set forth in Section 3.14(a)(iii) hereof.

          "REAL PROPERTY" shall have the meaning set forth in Section 3.4 hereof.

          "RETAINED LIABILITIES" shall have the meaning set forth in Section 10.2(a) hereof.

          "RETURNS" shall have the meaning set forth in Section 7.8(e) hereof.

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

          "SELLER" shall have the meaning set forth in the preamble hereof.

          "SELLER AFFILIATE" shall mean any of the Company, a Subsidiary or a Continuing Affiliate.

          "SELLER'S KNOWLEDGE" or "KNOWLEDGE OF SELLER" shall mean the knowledge of those individuals set forth on SCHEDULE 1, after due inquiry by such individuals of the respective officers and directors of the Company and TH Europe.

          "SHARES" shall mean the shares of one United States dollar (US$1) each of the Company.

          "STOCK PURCHASE" shall have the meaning set forth in the recitals hereof.

          "SUBSIDIARIES" shall mean TH Europe, TH UK Ltd, a corporation organized under the laws of the United Kingdom, TH Deutschland GmbH, a German corporation, TH Italia SRL, an Italian corporation, Hilfiger Stores BV, a Netherlands corporation, Hilfiger Stores Ltd. (to be renamed Tommy Stores Ltd.), a corporation organized under the laws of the United Kingdom, Pepe Jeans Retail Ltd. (to be renamed Hilfiger Stores Ltd.), a corporation organized under the laws of the United Kingdom, Pepe Jeans France SAS (to be renamed Hilfiger Stores
SAS), a French corporation, TH Belgium NV, a Belgian corporation, TH France SAS, a French corporation, and any direct or indirect subsidiary of the Company formed after the date of this Agreement.

          "TAX AUDIT" shall have the meaning set forth in Section 7.5(d) hereof.

          "TAX LAWS" shall have the meaning set forth in Section 7.8(f) hereof.

          "TAXES" shall have the meaning set forth in Section 7.8(g) hereof.

          "TAXING AUTHORITY" shall have the meaning set forth in Section 7.8(h) hereof.

          "TH EUROPE" shall mean Tommy Hilfiger Europe B.V., a company incorporated under the laws of the Netherlands.

          "THEH" shall have the meaning set forth in the preamble hereof.

          "$" shall mean United States Dollars.

                                   ARTICLE II

                       PURCHASE AND SALE OF STOCK; CLOSING

          Section 2.1. PURCHASE AND SALE. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver (to the extent permitted) of the conditions set forth in Articles VIII and IX, at the Closing Seller will sell and THEH will purchase six thousand (6,000) Shares, which constitute, and will constitute as of the Closing, 100% of the issued and outstanding shares of capital stock or other equity interests of the Company. In payment for such Shares, simultaneously with the delivery by Seller of certificates for such Shares, with all appropriate stock powers and requisite tax stamps attached, properly signed, in form suitable for the transfer of such Shares to THEH, and subject to the satisfaction or waiver (to the extent permitted) of the applicable conditions set forth herein, THEH will deliver to Seller $200,000,000 (the "PURCHASE PRICE") by wire transfer of immediately available funds to the account or accounts specified by Seller.

          Section 2.2. TIME AND PLACE OF CLOSING. Subject to satisfaction or waiver of the conditions to Closing set forth herein, the Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, at 9:00 a.m., New York City time, on July 6, 2001 or at such other time and date as THEH and Seller may agree (the "CLOSING DATE").

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to THEH and Parent as follows:

          Section 3.1. INCORPORATION; AUTHORIZATION; ETC. (a) Each of the Company and the Subsidiaries has been duly organized and is validly existing and in good standing (to the extent such term is applicable) under the laws of the jurisdiction of its incorporation. Each of the Company and the Subsidiaries has full corporate power and authority to own its properties and assets and to conduct its business as it is now being conducted and is in good standing (to the extent such term is applicable) and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be in good standing or so qualified would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole. Each jurisdiction in which the Company or any Subsidiary is qualified to do business is set forth on Schedule 3.1(a).

          (b) Seller has been duly organized, is validly existing and is in good standing under the laws of the British Virgin Islands.

          (c) Seller has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance of Seller's obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Seller, and no other corporate proceeding or action on the part of Seller or its Board of Directors and stockholders is necessary therefor.

          (d) The execution, delivery and performance of this Agreement by Seller will not (i) violate or conflict with any provision of the memorandum of association or articles of association (or similar instruments) of any of Seller, the Company or any Subsidiary, (ii) except as set forth on Schedule 3.1(d), conflict with, violate or constitute a default under any provision of, or be an event that is (or with the giving of notice or passage of time or both will result in) a violation of or default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation or right under, or result in the imposition of any lien upon or the creation of a security interest in any of the Shares or any of the assets or properties of the Company or any of the Subsidiaries pursuant to, or require a consent or create a penalty or increase the Company's or any Subsidiary's payment or performance obligations under, any material mortgage, lien, lease, instrument, order, arbitration award, judgment or decree, or any material contract, agreement, license or permit, to which Seller, the Company or any Subsidiary is a party or by which any of them or any of their property is bound, or (iii) assuming that all consents, approvals, authorizations and other actions described in Section 3.7(b) have been obtained and all filings and obligations set forth in Section 3.7(b) have been made, violate or conflict with in any material respect, or result in the imposition of any material lien (other than liens arising from any actions taken or arrangements made by Parent or any of its subsidiaries) upon any of the Shares, or any of the assets or properties of the Company or any Subsidiary pursuant to, any provision of law, regulation, rule, writ, injunction, decree, statute, order, judgment or ruling of any federal, state, local, foreign, supernational or supranational court or tribunal (including any court or tribunal dealing with labor matters), governmental, regulatory or administrative agency, department, bureau, authority or commission or arbitral panel ("GOVERNMENTAL AUTHORITY") or any other material restriction of any kind or character to which Seller, the Company or any Subsidiary is or may be subject or by which any of them or any of their property is or may be bound. This Agreement has been duly executed and delivered by Seller and, assuming the due execution hereof by Parent and THEH, this Agreement constitutes the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except as the availability of equitable remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

          (e) Upon consummation of the Stock Purchase at the Closing, as contemplated by this Agreement, Seller will deliver to THEH good and valid title to all of the outstanding Shares free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances or other rights of third parties (except those imposed by the United States federal securities laws or any action taken or arrangement made by Parent or any of its subsidiaries).

          (f) Seller has made available to THEH complete and correct copies of the memorandum of association and articles of association (or similar instruments), as amended to date, of Seller, the Company and each of the Subsidiaries, and has made available to THEH the corporate minute books containing the records of meetings of the stockholders and boards of directors, the stock certificate books and the stock record books of the Company and the Subsidiaries. The stock record books of the Company and the Subsidiaries which Seller has made available to THEH are complete and correct in all respects and accurately reflect the ownership of all of the outstanding shares of the Company's and the Subsidiaries' respective capital stock and all other securities issued by the Company or any of the Subsidiaries. All material corporate actions taken by the Company and the Subsidiaries since their respective organization and incorporation have been duly authorized and subsequently ratified as necessary. Neither the Company nor any of the Subsidiaries is in default under or in violation of any provision of its articles of incorporation, bylaws or similar instruments.

          Section 3.2. CAPITALIZATION; STRUCTURE. (a) The authorized capital stock of the Company consists of 30,000 Shares, of which 6,000 Shares are issued and outstanding. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and are owned beneficially and of record by Seller. All of the outstanding shares of capital stock or other equity interests of the Subsidiaries, as listed on Schedule 3.2(a), are validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.2(a), all of the outstanding shares of capital stock or other equity interests of the Subsidiaries are owned by the Company or another Subsidiary in the amounts set forth on Schedule 3.2(a). None of the outstanding Shares nor any of the shares of outstanding capital stock or other equity interests of any Subsidiary have been issued in violation of, or are subject to, any preemptive rights. Except as provided in the European License, the shares of capital stock or other equity interests of the Subsidiaries and the outstanding Shares are owned in each case free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances or restrictions. Except as provided in the European License, there are no outstanding options, warrants, subscriptions or other rights of any kind to acquire, or obligations to issue, shares of capital stock of any class of, or other equity interests in, the Company or any Subsidiary, or any securities convertible into or exchangeable or exercisable for any shares of capital stock of any class of, or other equity interests in, the Company or any Subsidiary.

          (b) Neither the Company nor any of the Subsidiaries directly or indirectly owns or has the right to acquire any capital stock of or other equity interests, investment, partnership, joint venture or similar interest in any corporation, partnership or other entity or other Person except for the ownership of the outstanding shares or other equity interests of the Subsidiaries, as set forth on Schedule 3.2(a).

          Section 3.3. FINANCIAL STATEMENTS. Seller has previously furnished to THEH true and complete copies of the consolidated financial statements of the Company and its consolidated subsidiaries for the fiscal years ended March 31 for each of 2001, 2000 and 1999 (such financial statements for the Company for 2001 and for TH Europe for 2001, 2000 and 1999 being audited and accompanied by the unqualified opinion of PricewaterhouseCoopers) (the "FINANCIAL STATEMENTS"). Except as set forth on Schedule 3.3, the Financial Statements (including the notes thereto) present fairly in all material respects the consolidated financial position and results of operations and cash flows of the Company and its consolidated subsidiaries for the respective periods or as of the respective dates set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein). The Financial Statements have been prepared from and in accordance with the books and records of the Company and its subsidiaries.

          Section 3.4. PROPERTIES; LEASES. Except for Permitted Exceptions or as set forth on Schedule 3.4 hereto, at the Closing the Company or a Subsidiary will have good and marketable title to, or valid leasehold interests in, as the case may be, and hold free and clear of all Encumbrances, all of the properties and assets reflected in the Company Balance Sheet or acquired in the ordinary course of business since the date of the Company Balance Sheet other than assets sold or fixtures transferred in the ordinary course of business consistent with past practice since such date. Schedule 3.4 sets forth a list of all real property used in conducting the businesses of the Company and the Subsidiaries (collectively, the "REAL PROPERTY"). Seller has delivered to THEH or otherwise made available, correct and complete copies of all leases, subleases and other material agreements or other material instruments relating to the Real Property to which the Company or any of the Subsidiaries is a party, all of which are identified on Schedule 3.4 hereto. There are no pending or, to Seller's knowledge, threatened condemnation proceedings relating to any of the Real Property. Except as set forth on Schedule 3.13.B.1., none of the real property improvements (including leasehold improvements), equipment and other assets owned or used by the Company or the Subsidiaries is subject to any commitment or other arrangement for their sale or use by any Affiliate of the Company or any of the Subsidiaries or by third parties.

          Section 3.5. ABSENCE OF CERTAIN CHANGES. Except as set forth on
Schedule 3.5 hereto and except as contemplated by this Agreement, since March 31, 2001, there has been no (a) change or development in, or effect on, the Company and the Subsidiaries that is, or could reasonably be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company and the Subsidiaries, taken as a whole (a "COMPANY MATERIAL ADVERSE EFFECT"), or (b) action taken by the Company or any Subsidiary which, if taken from the date hereof through the Closing, would violate Section 5.4(a) through (l) (assuming that references to "the date of this Agreement" in clause (ii) of Section 5.4(c) were deemed to be changed to "March 31, 2001").

          Section 3.6. LITIGATION; ORDERS. Except as set forth on Schedule 3.6 hereto, there are no Actions pending or, to the knowledge of Seller, threatened or claims asserted against the Company or any Subsidiary other than routine Actions in the ordinary course of business as to which the claims against the Company and the Subsidiaries are less than $25,000 individually and $75,000 in the aggregate. Except as set forth on Schedule 3.6 hereto, there are no material judgments or material outstanding orders, injunctions, decrees, stipulations, settlement agreements, citations, investigations, fines or awards against or binding upon the Company or any Subsidiary or any of their respective properties or businesses.

          Section 3.7. LICENSES, APPROVALS, OTHER AUTHORIZATIONS, CONSENTS, REPORTS, ETC. (a) The Company and the Subsidiaries possess or have been granted all material registrations, filings, applications, certifications, notices, consents, licenses, permits, approvals, certificates, franchises, orders, qualifications, authorizations and waivers ("LICENSES") of any Governmental Authority necessary to entitle them to conduct their businesses in the manner in which they are presently being conducted.

          (b) Except (i) as set forth on Schedule 3.7(b) hereto, (ii) required notices to the Committee for Merger Affairs in the Netherlands pursuant to
Article 21.1 of the Merger Code and (iii) those the failure to make, file, give or obtain which would not have a Company Material Adverse Effect or prevent the consummation of the Stock Purchase and the other transactions contemplated hereby, there are no Licenses required to be made, filed, given or obtained by Seller, the Company or any of the Subsidiaries with, to or from any Governmental Authority in connection with the consummation of the Stock Purchase and the other transactions contemplated under this Agreement.

          Section 3.8. LABOR MATTERS. Schedule 3.8 hereto sets forth all collective bargaining or other agreements with labor unions, trade unions, employee representatives, work committees, guilds or associations representing employees of the Company or any of the Subsidiaries. As of the date hereof, the Company does not have any "trade unions" as such term is defined in the SER FUSIEGEDRAGSREGELS. As of the date hereof, neither the Company nor any Subsidiary is involved in or, to Seller's knowledge, threatened with any labor dispute, arbitration, lawsuit, grievance or administrative proceeding (other than immaterial grievances), relating to labor matters involving any current or former employee of the Company or any Subsidiary. Except as set forth on
Schedule 3.8, as of the date hereof, no union or association organizing or election activities involving any nonunion employees of the Company or any Subsidiary are in progress or, to the knowledge of Seller, have been threatened since April 1, 1998.

          Section 3.9. COMPLIANCE WITH LAWS. Except as may be disclosed in
Schedule 3.9, the conduct of the businesses of the Company and the Subsidiaries is in and has been in compliance in all material respects with all material statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto. Except as set forth on Schedule 3.9, neither Seller nor the Company or any Subsidiary has received written notice of any alleged violation of any statute, law, regulation, ordinance, rule, judgment, order or decree from any Governmental Authority applicable to the Company or any of the Subsidiaries or to their properties which has not been satisfactorily addressed and which gives or may give rise to material fines or other civil penalties or to any criminal liabilities. In furtherance and not in limitation of the foregoing, neither Seller nor the Company or any Subsidiary has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any government official or other governmental party, in the United States or any other country, which is in any manner related to the businesses or operations of the Company or the Subsidiaries and which was illegal under any statutes, laws, regulations, ordinances, rules, judgments, orders or decrees of any Governmental Authority (including, without limitation, the U.S. Foreign Corrupt Practices Act). The lack of a Works Council, within the meaning of the WET OP DE ONDERNEMINGSRADEN, in the Company shall not result in any economic penalties to the Company nor shall it preclude or prohibit, nor result in any grounds to preclude, prohibit or challenge in any court of law or otherwise, the Stock Purchase as contemplated herein.

          Section 3.10. INSURANCE. Each of the Company and the Subsidiaries is covered by valid and currently effective insurance policies issued in its favor that are customary in scope and amount of coverage for privately-owned companies of similar size and financial condition in the industry and locale in which it operates. Schedule 3.10 lists all insurance policies which are in effect covering the Company, any of the Subsidiaries or their employees, or the Real Property and such Schedule lists each of the parties to such policies. Except as set forth on Schedule 3.10, all such policies are in full force and effect, all premiums due thereon have been paid and the Company and the Subsidiaries have complied with the provisions of such policies in all material respects.

          Section 3.11. MATERIAL CONTRACTS. Except as set forth on Schedule 3.11 hereto, neither the Company nor any Subsidiary is a party to or bound by any written or oral (a) employment, consulting or non-competition agreement or contract requiring payments of compensation to any one Person in excess of $75,000 per year or aggregate payments of compensation to any one Person in excess of $150,000, other than (i) employment agreements entered into with employees in the ordinary course of business containing terms not differing in any material respect from the forms of contract previously provided by Seller to THEH and (ii) the Employment Agreements, true and correct copies of which Seller has previously provided to THEH; (b) joint venture or partnership contract or agreement; (c) contract or agreement restricting the right of the Company or any of the Subsidiaries to compete in any way with any other Person; (d) other than trade payables in the ordinary course of business, agreement or contract creating, evidencing or securing, as of the date hereof, obligations of the Company or any of the Subsidiaries for (i) borrowed money, (ii) purchase money indebtedness, (iii) any guarantee or assumption of an obligation for borrowed money or purchase money indebtedness or other obligations of reimbursement of any maker of a letter of credit or any guaranty of minimum equity or capital or any make-whole or similar agreement, (iv) any loan or extension of credit by the Company or any Subsidiary or (v) bankers acceptance; (e) agreement or contract relating to any outstanding commitment for capital expenditures in excess of the amount set forth in the capital budget provided to THEH prior to the date hereof; (f) licenses, whether as licensor or licensee, of any Intellectual Property (other than the European License); (g) any material lease as lessee or lessor of real or personal property; (h) capitalized lease or sale-leaseback or material conditional sale agreement; (i) distributorship, agency or franchise agreement; (j) material raw material or other supply agreements or any exclusive dealing, requirements or take-or-pay contracts; (k) other than as identified in Section 3.12, any brokerage or finders fee agreements; or (l) other contract or agreement, entered into other than in the ordinary course of business, involving an estimated total future payment or payments in excess of $100,000. Each contract or agreement set forth on Schedule 3.11 hereto is in full force and effect, and, to Seller's knowledge, is legal, valid and binding and enforceable against each other Person party thereto. Neither the Company or any of the Subsidiaries, nor, to Seller's knowledge, any other party to any such contract or agreement, is in material breach thereof or default thereunder and there does not exist under any provision thereof, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default by the Company or any Subsidiary or, to Seller's knowledge, by any other party to any such contract or agreement, except for such breaches, defaults and events as to which requisite waivers or consents have been or prior to the Closing will have been obtained. Seller has made available to THEH true and correct copies of each of such written agreements and contracts or provided written summaries of any such oral agreements and contracts.

          Section 3.12. BROKERS, FINDERS, ETC. No Seller Affiliate has employed, or is subject to any valid claim of, any broker, finder, or other similar intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions, other than pursuant to an engagement letter with Schroder Salomon Smith Barney, a true and correct copy of which Seller has previously provided to THEH, the fees and expenses of which will be payable by the Company.

          Section 3.13. AFFILIATE TRANSACTIONS. (a) Except as disclosed in the notes to the Financial Statements or as set forth on Schedule 3.13 hereto, (i) no Individual Affiliate or Continuing Affiliate or officer, director or employee of any Continuing Affiliate directly or indirectly provides or causes to be provided to the Company or any of the Subsidiaries any assets, loans, advances, services or facilities (other than in their capacity as an officer, director or employee of the Company or the Subsidiaries), (ii) neither the Company nor any of the

Subsidiaries provides or causes to be provided to any such officer, director or employee, Continuing Affiliate or Individual Affiliate any assets, loans, advances, services or facilities, and (iii) neither the Company nor any of the Subsidiaries has paid any dividends or made any other distributions or payments to any Affiliates of either the Company or any of the Subsidiaries (other than the Company and the Subsidiaries) since March 31, 2001, except as contemplated by Section 5.12. Except as set forth on Schedule 3.13 hereto, neither the Company nor any of the Subsidiaries, jointly with any Continuing Affiliate, purchases or sells goods or services.

          (b) Each of Fred Gehring and Ludo Onnink has tendered his written resignation as an officer or director of each Continuing Affiliate for which such individual served as an officer or director, and no such resignation has subsequently been withdrawn.

          Section 3.14. ENVIRONMENTAL COMPLIANCE. (a) For purposes of this
Section 3.14, (i) "HAZARDOUS SUBSTANCE" means any pollutant, contaminant, hazardous or toxic substance or waste, solid waste, petroleum, petroleum product, by-product or breakdown product, or any other chemical, substance or material listed or identified in or regulated by or under any Environmental Law;
(ii) "ENVIRONMENTAL LAW" means any applicable statute, rule, regulation, law, by-law, ordinance or directive of any Governmental Authority dealing with the pollution or protection of natural resources or the indoor or ambient environment or with the protection of human health or safety; and (iii) "RCRA HAZARDOUS WASTE" means a solid waste that is listed or classified as a hazardous waste, as that term is defined in or pursuant to the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 et seq.

          (b) Except as set forth on Schedule 3.14, there are no claims pending or, to the knowledge of Seller, threatened, and none of Seller, the Company or the Subsidiaries has received any written notice, alleging, warning or notifying Seller, the Company or any Subsidiary that the Company or any Subsidiary is, has been or may be in violation of, or non-compliance with, in any material respect, any Environmental Law.

          (c) Except as set forth on Schedule 3.14, to the knowledge of Seller, no Hazardous Substances have ever been buried, spilled, leaked, discharged, emitted, generated, stored, used or released, and no Hazardous Substances are now present in amounts, concentrations or conditions requiring investigation, study, removal, remediation or any other responsive action or corrective action under, or forms the basis of a claim pursuant to, any Environmental Law, in, on, from or under the Real Property or any other property with respect to which the Company or any Subsidiary may be identified as a potentially responsible party or otherwise bear liability, except for immaterial quantities stored or used by the Company or any Subsidiary in the ordinary course of its business and in accordance, in all material respects, with all applicable Environmental Laws.

          (d) Except as set forth on Schedule 3.14, the Real Property is not being used and, to the knowledge of Seller, never has been used in connection with the business of manufacturing, storing or transporting Hazardous Substances, and, to the knowledge of Seller, no RCRA Hazardous Wastes have been treated, stored or disposed of there.

          (e) Except as set forth on Schedule 3.14, to Seller's knowledge, there are not now and never have been any underground or above ground storage tanks or other containment facilities of any kind on the Real Property which contain or contained any Hazardous Substances.

          (f) Except as set forth on Schedule 3.14, none of the Real Property is or has been listed on any list, schedule, log, inventory or database maintained or issued by any Governmental Authority of sites or facilities with potential, threatened, suspected or actual releases of Hazardous Substances.

          (g) Schedule 3.14 identifies, and Seller has provided to THEH true and correct copies of, all environmental audits or assessments relating in whole or in part to the Company or any of the Subsidiaries undertaken by or on behalf of any of the Seller Affiliates, or, to Seller's knowledge, by Governmental Authorities or other third parties, and any written communications by the Company or the Subsidiaries or, to Seller's knowledge, relating in whole or in part to the Company or any of the Subsidiaries with environmental agencies, within the past six years which describe the status of any Real Property or the compliance of the owners or lessees thereof with respect to any Environmental Law.

          (h) Except as set forth on Schedule 3.14, no Seller Affiliate has received any written notice from any Governmental Authority or other third party that the Company or any of the Subsidiaries or any of their predecessors is or may be a potentially responsible party or may otherwise bear liability for any actual or threatened release of Hazardous Substances at or from any site or facility other than the Real Property.

          Section 3.15. NETHERLANDS ANTILLES AND NETHERLANDS TAX MATTERS. (a) Netherlands Antilles. The tax ruling granted by the relevant Netherlands Antilles Tax Authority, dated December 15, 1999, which provides that, in accordance with articles 14 and 14A of the Profit Tax Ordinance 1940, the Company is subject to Netherlands Antilles tax at rates of 2.4-3% is in full force and effect as of the date hereof and the Company is in compliance with all provisions thereof. TH Europe has received oral confirmation from such Netherlands Antilles Tax Authority that the ruling will remain in effect following the execution and delivery of this Agreement and the consummation of the Stock Purchase and the other transactions contemplated hereunder.

          (b) Netherlands. The special tax ruling granted by the relevant Netherlands Tax Authority, dated March 4, 1997, which provides that, subject to certain restrictions, pre-tax profits of TH Europe otherwise subject to taxation in the Netherlands in excess of 7% of TH Europe's net sales are tax-exempt, is in full force and effect as of the date hereof and TH Europe is in compliance with all provisions thereof. TH Europe has received written confirmation from such Netherlands Tax Authority on June 26, 2001, a true and complete copy of which Seller has previously provided to THEH, that the ruling will remain in effect following the execution and delivery of this Agreement and the consummation of the Stock Purchase and the other transactions contemplated hereunder.

          Section 3.16. NO UNDISCLOSED LIABILITIES. Except (a) as disclosed in
Schedule 3.16 hereto, (b) as and to the extent disclosed or reserved against on the Company Balance Sheet or identified in the notes thereto, (c) as incurred after the date of the Company Balance Sheet in the ordinary course of business consistent with prior practice and not prohibited by this

Agreement or (d) liabilities or obligations relating to Actions, contracts, agreements or environmental matters disclosed on or not required to be disclosed on Schedules 3.6, 3.11 or 3.14, respectively, the Company and the Subsidiaries do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF THEH

          THEH hereby represents and warrants to Seller as follows:

          Section 4.1. INCORPORATION; AUTHORIZATION; ETC. (a) Each of Parent and THEH has been duly incorporated and is validly existing as a company limited by shares in good standing under the laws of the British Virgin Islands. THEH has full corporate power and authority to own its property and to conduct its business as it is now being conducted and is duly qualified as a foreign corporation to transact business and is in good standing (to the extent such term is applicable) in each jurisdiction in which the conduct of its business or ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or in good standing would not have a material adverse effect on Parent and its subsidiaries, taken as a whole. Each of Parent and THEH has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and THEH and the performance by Parent and THEH of their respective obligations hereunder and the consummation of the transactions contemplated hereby by Parent and THEH have been duly authorized by the Board of Directors of Parent and THEH, as applicable, and no other corporate proceedings on the part of Parent or THEH or their respective Boards of Directors or stockholders are necessary therefor.

          (b) The execution, delivery and performance by Parent and THEH of this Agreement will not (i) violate or conflict with any provision of the memorandum of association or articles of association (or similar instruments) of Parent or THEH, (ii) conflict with, violate or constitute a default under any provision of, or be an event that is (or with the giving of notice or passage of time or both will result in) a violation of or default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation or right under, or result in the imposition of any lien upon or the creation of a security interest in any of the assets or properties of Parent or its subsidiaries pursuant to, or require a consent or create a penalty or increase Parent's or any of its subsidiary's payment or performance obligations under, any mortgage, lien, lease, instrument, order, arbitration award, judgment or decree, or any contract, agreement, license or permit, to which Parent or any of its subsidiaries is a party or by which any of them or any of their property is bound, or (iii) assuming that all consents, approvals, authorizations and other actions described in Section 4.2 have been obtained and all filings and obligations set forth in Section 4.2 have been made, violate or conflict with, or result in the imposition of any lien (other than liens arising from any actions taken or arrangements made by any Seller Affiliate) upon any of the assets or properties of Parent or any of its subsidiaries pursuant to, any provision of law, regulation, rule, writ, injunction, decree, statute, order, judgment or ruling of any Governmental Authority or any other restriction of any kind or character to which Parent or any of its subsidiaries is or may be subject or by which any of them or any of their property is or may be bound except, in the case of clauses (ii) or (iii) for such conflicts, violations, defaults, accelerations or liens which would not, individually or in the aggregate, have a material adverse effect on Parent and its subsidiaries taken as a whole or on the ability of Parent and THEH to consummate the Stock Purchase and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and THEH and, assuming the due execution hereof by Seller, this Agreement constitutes the legal, valid and binding obligations of Parent and THEH enforceable against such parties in accordance with its terms except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except as the availability of equitable remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

          Section 4.2. OTHER AUTHORIZATIONS, CONSENTS, REPORTS, ETC. Except (a) as set forth on Schedule 4.2 hereto, (b) for applicable requirements, if any, of the Exchange Act, (c) for notices to the Committee for Merger Affairs in the Netherlands pursuant to Article 21.1 of the Merger Code and (d) those the failure to make, file, give or obtain which would not have a material adverse effect on Parent and its subsidiaries taken as a whole or prevent the consummation of the Stock Purchase and the other transactions contemplated hereby, there are no Licenses required to be made, filed, given or obtained by Parent or THEH with, to or from any Governmental Authority in connection with the consummation of the Stock Purchase and the transactions contemplated under this Agreement.

          Section 4.3. BROKERS, FINDERS, ETC. Except for the services of Morgan Stanley & Co. Incorporated and Gleacher & Co. LLC, neither Parent nor THEH has employed, nor is Parent or THEH subject to any valid claim of, any broker, finder, or other similar intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions. No Continuing Affiliate has or will have any obligations to Morgan Stanley & Co. Incorporated or Gleacher & Co. LLC with respect to the transactions contemplated by this Agreement.

          Section 4.4. ACQUISITION OF SHARES FOR INVESTMENT. THEH has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares and has been provided access to personnel and books of the Company and the Subsidiaries for purposes of making its evaluation. THEH is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Shares. THEH agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.

                                   ARTICLE V

                      COVENANTS OF SELLER, PARENT AND THEH

          Section 5.1. INVESTIGATION OF BUSINESS; ACCESS TO PROPERTIES AND RECORDS. (a) Prior to the Closing Date, Seller shall and shall cause the Company and the Subsidiaries to afford to representatives of THEH full access to the personnel, offices, plants, properties, books and records of the Company and the Subsidiaries during normal business hours, in order that THEH may have full opportunity to make such investigations as it desires of the affairs and assets of the Company and the Subsidiaries; PROVIDED, HOWEVER, that such investigation by THEH shall not unreasonably disrupt the personnel and operations of the Company and the Subsidiaries.

          (b) At the Closing or as soon thereafter as practicable, Seller will deliver or cause to be delivered to THEH all corporate records of the Company and the Subsidiaries, and all other original (or copies thereof, if originals are not immediately available) agreements, documents, books and records relating to the businesses of the Company and the Subsidiaries.

          (c) Except as required by law and except to the extent such information becomes publicly available other than as a result of any action taken by any Continuing Affiliate or its directors, officers, employees or agents, from and after the Closing Date, Seller shall, and shall use its best efforts to cause the other Continuing Affiliates to, and shall use its reasonable best efforts to cause the respective directors, officers, employees and agents of the Continuing Affiliates to, maintain the confidentiality of non-public information with respect to the Company and the Subsidiaries. In the event that any of the Continuing Affiliates after the Closing Date is requested, or becomes required by law, to disclose any confidential information relating to the Company and the Subsidiaries, Seller will provide THEH with prompt notice thereof (before such information is disclosed if practicable) so that THEH may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 5.1(c).

          Section 5.2. EFFORTS; OBTAINING CONSENTS. (a) Subject to the terms and conditions herein provided, each of Seller, Parent and THEH agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the others in connection with the foregoing, including using its reasonable efforts (i) to obtain all waivers, consents and approvals from other parties to loan agreements, leases, mortgages and other contracts necessary for the consummation of the transactions contemplated hereby, (ii) to make all filings with, and to obtain all consents, approvals and authorizations that are required to be obtained from, Governmental Authorities,
(iii) to lift or rescind any injunction, restraining order, decree or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (iv) to effect all necessary registrations and filings and submissions of information requested by Governmental Authorities, and (v) to fulfill all conditions to this Agreement. Each of Seller, Parent and THEH shall use all reasonable efforts to prevent the entry, enactment or promulgation of any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby.

          (b) Each party hereto shall promptly inform the other of any material communication from any Governmental Authority regarding any of the transactions contemplated hereby. If any of Parent, THEH or Seller or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Each of Parent, THEH and Seller will advise the others promptly in respect of any understandings, undertakings or agreements (oral or written) which it proposes to make or enter into with any Governmental Authority in connection with the transactions contemplated hereby.

          Section 5.3. FURTHER ASSURANCES. Seller, Parent and THEH agree that, from time to time, whether before, at or after the Closing Date, each of them will take such other action (including, on the part of Seller, using its best efforts to cause the other Continuing Affiliates to, and using its reasonable best efforts to cause the respective directors, officers, employees and agents of the Continuing Affiliates to, take such action and, on the part of Parent, using its best efforts to cause its subsidiaries to take such action) as may be necessary to carry out the purposes and intents of this Agreement. Seller shall use its best efforts as promptly as practicable following the date hereof to cause the resignations described in Section 3.13(b) to be accepted by the applicable Continuing Affiliate and, if applicable, such Continuing Affiliate's shareholder(s) (to the extent not heretofore accepted), and to make or cause to be made any and all filings with Governmental Authorities required to record such resignations under applicable laws and regulations.

          Section 5.4. CONDUCT OF BUSINESS BY SELLER. From the date hereof through the Closing, except as disclosed on Schedule 5.4 hereto or otherwise contemplated by this Agreement, and, except as consented to or approved by THEH in writing, Seller covenants and agrees that:

          (a) each of the Company and the Subsidiaries shall operate its business in the ordinary and usual course in accordance with past practices;

          (b) neither the Company nor any Subsidiary shall issue or sell (i) any shares of its capital stock or (ii) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock or make any change in its issued and outstanding capital stock or redeem, purchase or otherwise acquire any of its capital stock;

          (c) neither the Company nor any Subsidiary shall (i) increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its directors, officers or other employees other than increases in compensation in the ordinary course of business and consistent with past practice and which are not material in the aggregate; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit to any director, officer or employee, whether past or present, other than as required by applicable law, contracts or plan documents in effect on the date of this Agreement; (iii) enter into any new employment, severance, consulting, or other compensation agreement with any director, officer or employee or other person other than in connection with any new hires or promotions in the ordinary course and consistent with past practice; or (iv) commit itself to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement or adopt or amend or commit itself to adopt or amend any of such plans, funds or similar arrangements in existence on the date hereof;

          (d) neither the Company nor any Subsidiary shall (i) amend its articles of incorporation, bylaws or similar instruments, (ii) declare any dividend or make any distribution with respect to its capital stock, (iii) assume, incur or guarantee any obligation for borrowed money other than trade payables in the ordinary course of business consistent with past practice, (iv) cancel or compromise, except for compromises of current or former short-term trade receivables or other current assets in the ordinary course of business consistent with past practice, any debts owed to it, or (v) waive or release any rights of material value;

          (e) neither the Company nor any Subsidiary shall (i) sell, transfer, lease or otherwise dispose of any of its assets other than inventory, accounts receivable or fixtures in the ordinary course of business consistent with prior practice, (ii) create or permit to exist any new security interest, lien or encumbrance on any of its properties or assets, other than Permitted Exceptions,
(iii) enter into any joint venture, partnership or other similar arrangement,
(iv) make any investment in or purchase any securities of any Person other than in connection with (A) the cash management activities of the Company and the Subsidiaries in the ordinary course of business consistent with past practice or
(B) the formation of a wholly owned subsidiary or (v) purchase any assets of any Person other than in the ordinary course of business consistent with past practice;

          (f) neither the Company nor any Subsidiary shall permit a change in its methods of maintaining its books, accounts or business records or, except as required by GAAP (in which event prior notice shall be given to THEH), change any of its accounting principles or the methods by which such principles are applied for tax or financial reporting purposes;

          (g) the Company and the Subsidiaries together shall incur capital expenditures only in the ordinary course of business consistent with prior practice and not in excess of the capital budget provided to THEH prior to the date hereof;

          (h) neither the Company nor any of the Subsidiaries shall (i) enter into or terminate any material lease, contract or agreement, or make any change in any of their material leases, contracts and agreements (including but not limited to any contracts listed on Schedule 3.11), (ii) enter into any transaction with any Continuing Affiliate or any director, officer or shareholder of any Continuing Affiliate (other than in their capacity as an officer, director or employee of the Company or the Subsidiaries), (iii) reclassify any assets or liabilities, or (iv) do any other act that (A) would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect or (B) could reasonably be expected to have a Company Material Adverse Effect;

          (i) the Company and Subsidiaries will comply in all material respects with all material laws and regulations applicable to them;

          (j) neither the Company nor any of the Subsidiaries will make any payment of interest on or principal of any intercompany indebtedness to any Continuing Affiliate;

          (k) neither the Company nor any of the Subsidiaries shall make any election with respect to Taxes, consent to any waiver or extension of time to assess or collect any Taxes without the consent of THEH (which consent shall not be unreasonably withheld) or file any Return other than a Return filed in the ordinary course of business and prepared in a manner consistent with past practice; and

          (l) neither the Company nor any of the Subsidiaries shall agree to take any action prohibited by this Section 5.4.

          Section 5.5. PRESERVATION OF BUSINESS. From the date hereof until the Closing, subject to the terms and conditions of this Agreement, Seller shall, and shall cause each of the Subsidiaries to, use all reasonable efforts to preserve the business of the Company and the Subsidiaries intact, to preserve the good will of customers, suppliers, employees and others having business relations with the Company and the Subsidiaries, to retain its key employees, and to maintain insurance in full force and effect.

          Section 5.6. NON-SOLICITATION. Except as otherwise contemplated in this Agreement, the Continuing Affiliates shall not, and shall not permit the Company or the Subsidiaries to, directly or indirectly, (a) solicit any inquiries or proposals for, or enter into or continue or resume any discussions with respect to or enter into any negotiations or agreements relating to the sale or exchange of any Shares, any shares of capital stock of any Subsidiary or all, or a substantial part, of the assets of the Company or any of the Subsidiaries or (b) furnish or cause to be furnished any non-public information concerning the business and operations of the Company or the Subsidiaries to any Person (other than to or at the request of THEH and its representatives) other than in the ordinary course of business consistent with past practice.

          Section 5.7. NOTICE OF DEVELOPMENTS. Each party shall promptly notify the other party in writing of any events, facts and occurrences which would result in any breach of any representation or warranty or breach of any covenant by such party contained in this Agreement.

          Section 5.8. GUARANTEES AND OTHER COMMITMENTS. Parent shall cause Tommy Hilfiger Licensing, Inc. to release the existing guarantees and other obligations of Seller and any other Continuing Affiliate under the License Agreement, dated as of February 1, 1997, by and between Tommy Hilfiger Licensing, Inc. and Pepe Jeans London Corporation, as amended and assigned to TH Europe (the "EUROPEAN LICENSE"), concurrently with the Closing. Parent and THEH shall use their commercially reasonable efforts to cause Seller to be absolutely and unconditionally released from (on or effective as of the Closing), and shall (from and after the Closing) indemnify and hold Seller harmless from and against any losses suffered by it arising from, its obligations under the Letter of Comfort, dated March 21, 2001, from Seller to Fortis Bank (Nederland) N.V. and Fortis Commercial Finance N.V. and any additional such comfort letter approved in advance by Parent (collectively, the "FORTIS COMFORT LETTER"). Seller covenants and agrees that it shall timely provide any notices required by it under the Fortis Comfort Letter.

          Section 5.9. FINANCIAL STATEMENTS. Prior to the Closing, Seller shall deliver to THEH promptly after they are prepared such monthly or other financial statements or financial reports of the Company and the Subsidiaries as are prepared by or relating to the Company and the Subsidiaries in the ordinary course of business and such other financial information as THEH may reasonably request, promptly after such request. Seller shall use its reasonable efforts to have PricewaterhouseCoopers' consent to Parent's use of and reliance on the Financial Statements and such other financial statements of the Company and the Subsidiaries as may be required in connection with filings under the United States federal securities laws.

          Section 5.10. FINANCING. At Closing, Parent shall cause THEH to have available all of the funds necessary to consummate the Stock Purchase.

          Section 5.11. RESIGNATION OF DIRECTORS. At the Closing, Seller shall cause to be delivered to THEH duly signed resignations, effective as of the Closing, of all directors of the Company and all of the Subsidiaries designated in writing by THEH to Seller reasonably prior to the Closing Date, or shall take such other action as is necessary to ensure that such persons are not directors of the Company or the Subsidiaries after the Closing.

          Section 5.12. INTERCOMPANY ACCOUNTS; INDEBTEDNESS. All intercompany and intracompany payables and receivables (other than payables and receivables for goods and services, including buying office and/or sales agency commissions, in the ordinary course and payables and receivables pursuant to franchise, agency or distribution agreements in the ordinary course) and/or loans between the Company and the Subsidiaries, on the one hand, and the Continuing Affiliates, on the other hand, if any, shall be eliminated, released or forgiven, without the transfer of any cash and without the need for any further documentation, by way of dividends in kind (with respect to receivables of the Company or the Subsidiaries owed by any Continuing Affiliate) or by way of capital contributions (with respect to intercompany payables or loans due to any Continuing Affiliate) immediately prior to the Closing.


                                   ARTICLE VI

                                EMPLOYEE BENEFITS

          Section 6.1. EMPLOYEE BENEFIT PLANS. Seller hereby represents and warrants to THEH as follows:

          (a) Schedule 6.1(a) includes a complete list of all employee benefit plans, programs, policies, retirement schemes, practices, and other arrangements for any employee or former employee (including arrangements for the payment to employees on their retirement or death or on the occurrence of any permanent or temporary disability) or any beneficiary or dependent thereof, whether covering one person or more than one person, sponsored or maintained by the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries contribute or are obligated to contribute (collectively, "COMPANY EMPLOYEE BENEFIT PLANS"). No Company Employee Benefit Plan is subject to the Employee Retirement Income Security Act of 1974, as amended, nor does any Company Employee Benefit Plan provide benefits to any employee employed in the United States or to any former employee with respect to services rendered in the United States.

          (b) With respect to each Company Employee Benefit Plan, Seller has delivered or made available to THEH a true, correct and complete copy of (i) each writing constituting a part of such Company Employee Benefit Plan, including without limitation all plan documents, benefit schedules, participant agreements, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent annual financial report, if any; and (iii) the most recent letter regarding its tax status from the relevant Taxing Authority, if any. Except as specifically provided in the foregoing documents delivered or made available to THEH, there are no amendments to any Company Employee Benefit Plan that have been adopted or approved nor has Seller or the Company or any Subsidiary taken any formal steps to make any such amendments.

          (c) Except as otherwise set forth in Schedule 6.1(c) hereto, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any related event, including without limitation, termination of employment) (i) result in any payment or benefit becoming due from the Company or the Subsidiaries under any Company Employee Benefit Plan or any collective bargaining agreement, (ii) increase or vest any compensation or benefits under any such Company Employee Benefit Plan or collective bargaining agreement or
(iii) accelerate any liability under any Company Employee Benefit Plan because of an acceleration of the time of payment or vesting of any rights or benefits to which employees may be entitled thereunder.

          Section 6.2. COMPANY EMPLOYEE BENEFIT PLANS. Seller hereby represents and warrants to THEH as follows: (a) All Company Employee Benefit Plans are in compliance with and have been administered and managed in all material respects in compliance with their terms and with all applicable requirements of applicable law, regulations and requirements, and all contributions required to be made to each such plan under the terms of such plan or under applicable law for all periods of time prior to the Closing Date will by the Closing Date be timely made or paid in full or, to the extent not required to be made or paid to each such Plan on or before the Closing Date, have been fully reflected on the Company Balance Sheet to the extent required by GAAP.

          (b) There are no pending or, to Seller's knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits, audits, investigations or arbitrations which have been threatened, asserted or instituted against the Company Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Employee Benefit Plans or the assets of any of the trusts under any of the Company Employee Benefit Plans which could reasonably be expected to result in any material liability of the Company or the Subsidiaries to any Company Employee Benefit Plan, any participant or beneficiary thereunder, or any Governmental Authority.

          (c) There is no material dispute about the entitlements or benefits payable under any of the Company Employee Benefit Plans, no material claim by or against the managers or administrators of the Company Employee Benefit Plans or the Company or any of the Subsidiaries has been made or threatened, and there are no circumstances which would reasonably be expected to give rise to any such claim.

          (d) Where Company Employee Benefit Plans are funded or insured, all contributions and other amounts due to or in respect of them or any state pension arrangements by the Company and the Subsidiaries have been fully paid at Closing. Where such Company Employee Benefit Plans are unfunded or underfunded, appropriate reserves are established therefor in the Financial Statements. The Company and the Subsidiaries have not by any act or omission, direct or indirect, materially increased their liabilities or obligations to the Company Employee Benefit Plans since the date of the last actuary's report described in
Section 6.2(e) below.

          (e) Seller has given or made available to THEH the actuary's report on the latest actuarial valuation of each of the Company Employee Benefit Plans or such other information which accurately describes the financial position of each of the Company Employee Benefit Plans. Nothing has happened since the date of that information which would adversely affect the funding position of the Company Employee Benefit Plans in a material way.

          Section 6.3 ADMINISTRATION. Seller, Parent and THEH shall each make their appropriate employees available to the other at such reasonable times as may be necessary for the proper administration by the other of any and all matters relating to employee benefits affecting employees of the Company and the Subsidiaries, including benefits to which such employees may become entitled after the Closing Date under any tax-qualified retirement plan maintained by the Continuing Affiliates.


                                  ARTICLE VII

                                  TAX MATTERS

          Section 7.1. TAX RETURNS OF THE COMPANY AND THE SUBSIDIARIES. Seller represents and warrants to THEH that:

          (a) Except as set forth in Schedule 7.1(a) (i) all Income Tax Returns required to be filed for taxable periods ending on or prior to the Closing Date by the Company or the Subsidiaries have been or will be timely filed and (ii) all other material Returns required to be filed before the Closing Date by the Company or the Subsidiaries have been or will be timely filed.

          (b) Except as set forth on Schedule 7.1(b), (i) neither Company nor any Subsidiary is doing business or maintains a taxable presence in a jurisdiction in which (A) it does not file Income Tax Returns or (B) it files Returns that are intended to preserve the right to receive the benefit of deductions and credits within the meaning of Treasury Regulation SS.1.882-4(a)(3)(iv) or any comparable or similar provision of applicable law;
(ii) to the knowledge of Seller, no claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or the Subsidiaries (A) do not file Income Tax Returns or (B) file Returns that are intended to preserve the right to receive the benefit of deductions and credits within the meaning of Treasury Regulation SS.1.882-4(a)(3)(iv) or any comparable or similar provision of applicable law that the Company or any of the Subsidiaries are or may be subject to taxation by that jurisdiction; (iii) except for Taxes being contested in good faith and by appropriate proceedings and for which appropriate reserves are established on the Company Balance Sheet, all Taxes owed by the Company and any of the Subsidiaries with respect to any taxable period (or portion thereof) ending on or prior to March 31, 2001 (whether or not shown on any Return) have (or by the Closing Date will have) been duly and timely paid; and (iv) all material Taxes required to be withheld from employee salaries, wages and other compensation and from dividend, interest or royalty payments by or on behalf of the Company or any of the Subsidiaries with respect to periods for which the statute of limitations has not expired have been withheld, and such withheld Taxes have been duly and timely paid to the proper Taxing Authorities.

          (c) Except as set forth on Schedule 7.1(c), no agreement or other document extending, or having the effect of extending, the period of assessment, payment or collection of any material Taxes for which the Company or any of the Subsidiaries or any of their predecessors may be held liable and no power of attorney with respect to any such material Taxes have been executed or filed with the IRS or any other Taxing Authority.

          (d) Except as set forth on Schedule 7.1(d), neither the Company nor any of the Subsidiaries has been a member of a group that files Returns on an affiliated, combined, consolidated or unitary basis, other than a group of which one of the Subsidiaries is the common parent or all of whose members are one or more Subsidiaries. Neither the Company nor any of the Subsidiaries has any liability for material amounts of Taxes of any other person under Treasury Regulation SS.1.1502-6 (or comparable provision under applicable law), as a transferee, successor, indemnitor or otherwise.

          (e) Seller has made available to THEH true and correct copies of all applicable Income Tax Returns showing a material amount of tax that have been filed for all taxable periods for which the statute of limitations has not expired, tax rulings, advance pricing agreements, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of the Subsidiaries. Except as set forth on Schedule 7.1(e), (i) no lien exists with respect to any asset of any of the Company or the Subsidiaries that arose in connection with any failure to pay Taxes (other than for Taxes not yet due and payable); (ii) there are no material Taxes for which the Company or any of the Subsidiaries could be held liable which have been asserted in writing by any Taxing Authority to be due; and (iii) there are no pending audits, examinations, or investigations with respect to any material Taxes of the Company or any of the Subsidiaries and no Taxing Authority has given notice that it will commence any such audit or examination.

          (f) Neither the Company nor any of the Subsidiaries is party to or bound by any closing agreement, gain recognition agreement, tax sharing, tax indemnity, tax allocation or similar agreement or arrangement.

          Section 7.2. ALLOCATION OF CERTAIN TAXES. Each of Parent and Seller agrees that if any of the Companies are permitted but not required under applicable Income Tax laws to treat March 31, 2001 as the last day of a taxable period, Parent and Seller shall treat such day as the last day of a taxable period. For purposes of this Agreement, in the case of any Tax that is imposed on a periodic basis and is payable for a taxable period that begins before March 31, 2001 and ends after March 31, 2001 (including without limitation any Taxes resulting from a Tax audit or administrative court proceeding), the portion of such Taxes which is payable for the portion of such taxable period ending on March 31, 2001, shall be (i) in the case of any Tax other than a Tax based upon or measured by income or receipts, the amount of such Tax for the entire taxable period (or, in the case of such Taxes determined on an arrears basis, the amount of such Tax for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable period ending on March 31, 2001 and the denominator of which is the number of days in the entire taxable period, and
(ii) in the case of a Tax based upon or measured by income or receipts, the amount which would be payable if the relevant taxable period ended on March 31, 2001. Any credit or refund resulting from an overpayment of Taxes shall be prorated based upon the method employed in the preceding sentence.

          Section 7.3. FILING RESPONSIBILITY. (a) Seller shall prepare and file or shall cause the Company and each of the Subsidiaries to prepare and file all Returns with respect to the Company and each of the Subsidiaries required to be filed (taking into account any extension of time within which to file) on or before the Closing Date. With respect to any Return for taxable periods beginning before and ending after March 31, 2001 that is required to be filed on or before the Closing Date, Seller shall consult with Parent concerning such Return. Seller shall provide to Parent a copy of its proposed Return to review and comment upon at least 30 days prior to the filing of such Return, and Parent may provide comments to Seller, which comments shall be delivered to Seller within 10 days of receiving such copies from Seller. Seller shall consider in good faith any such revisions to such Tax Returns as are reasonably requested by Parent.

          (b) Parent, the Company and the Subsidiaries shall file all other Returns with respect to the Company and the Subsidiaries. With respect to any Return for taxable periods beginning before and ending after March 31, 2001 that is required to be filed after the Closing Date, Parent shall cause the Company and each of the Subsidiaries to consult with Seller concerning such Return. The Company and each of the Subsidiaries shall provide Seller a copy of its proposed Return to review and comment upon at least 30 days prior to the filing of such Return, and Seller may provide comments to the Company and each of the Subsidiaries, which comments shall be delivered to the Company and each of the Subsidiaries within 10 days of receiving such copies from the Company and each of the Subsidiaries. The Company and the Subsidiaries shall consider in good faith any such revisions to such Tax Returns as are reasonably requested by Seller.

          (c) In the case of any Return for taxable periods beginning before and ending after March 31, 2001 which is filed after the Closing Date, Seller shall pay to Parent, at least five days prior to the date on which the Company or any of the Subsidiaries is required to make a payment to the relevant Taxing Authority, any amounts for which Seller is liable pursuant to Section 7.6, to the extent such Taxes are not reflected in the reserve for Tax liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Company Balance Sheet.

          Section 7.4. REFUNDS AND CARRYBACKS. (a) Seller shall be entitled to any refunds of or amounts credited against Taxes relating to any taxable period ending on or before March 31, 2001, or with respect to any taxable period beginning before and ending after March 31, 2001, to the portion of such period beginning before and ending on March 31, 2001 (in each case except for refunds or credits accrued on the Company Balance Sheet).

          (b) Parent, the Company or the Subsidiaries, as the case may be, shall be entitled to all other refunds or credits of Taxes.

          (c) Parent shall cause the Company and each of the Subsidiaries promptly to forward to Seller or to reimburse Seller for any refunds or credits due Seller (pursuant to the terms of this Article VII) after receipt thereof, and Seller shall promptly forward to Parent or reimburse Parent for any refunds or credits due Parent (pursuant to the terms of this Article VII) after receipt thereof.

          (d) Except (i) as required by a Determination, (ii) as otherwise required by applicable law, or (iii) in connection with a matter described in the second sentence of Section 7.5(d), none of Parent, the Company nor the Subsidiaries will, after the Closing Date, amend any tax return relating to a period ending on or before March 31, 2001 without the prior written consent of Seller, which consent will not unreasonably be withheld.

          Section 7.5. COOPERATION AND EXCHANGE OF INFORMATION. (a) Seller shall prepare and submit to Parent no later than three months after the Closing Date, blank tax return workpaper packages for Tax Returns for which Seller has responsibility to prepare pursuant to Section 7.3. Parent shall and shall cause the Company and each of the Subsidiaries to prepare and to submit to Seller within three months of receipt all information as Seller shall reasonably request in such tax return workpaper packages.

          (b) As soon as practicable, but in any event within 30 days after Seller's request, from and after the Closing Date, Parent shall provide Seller with such cooperation and shall deliver to Seller such information and data concerning the pre-Closing operations of the Company and each of the Subsidiaries and make available such knowledgeable employees of the Company and the Subsidiaries as Seller may reasonably request in order to enable Seller to complete and file all Returns which it may be required to file with respect to the operations and business of the Company and each of the Subsidiaries through the Closing Date or to respond to audits by any Taxing Authorities with respect to such operations.

          (c) Parent and Seller and their respective Affiliates shall cooperate in the preparation of all Returns described in Section 7.3 hereof. Such cooperation shall include, but not be limited to, furnishing prior years' Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Returns, and furnishing such other information within such party's possession requested by the party filing such Returns as is relevant to their preparation.

          (d) Seller shall have the right, at its own expense, to control any audit or examination by any Taxing Authority ("TAX AUDIT"), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment which in any such case relates to Taxes for which Seller is liable pursuant to Section 7.6, with respect to the Company and each of the Subsidiaries; PROVIDED, HOWEVER, that no claim, contest or settlement shall be resolved by Seller if such claim, contest, or settlement could reasonably be expected to have a material adverse effect on the Company or any of the Subsidiaries after the Closing. Parent shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment; PROVIDED, HOWEVER, any such resolution shall not have a material adverse effect on the Seller. Seller shall furnish Parent and the Company and each of the Subsidiaries with its cooperation in a manner comparable to that described in Section 7.5(b) hereof to effect the purposes of this Section 7.5(d).

          Section 7.6. TAX INDEMNIFICATION BY SELLER. Seller shall be liable for, and shall hold Parent and the Company and each of the Subsidiaries and any successor corporations thereto or Affiliates thereof harmless from and against, on a Net After-Tax Basis, any and all Taxes imposed upon, or with respect to the income or operations of, the Company or any of the Subsidiaries (i) with respect to any taxable period ending on or before March 31, 2001 and (ii) in the case of any taxable period beginning before and ending after March 31, 2001, allocable to the portion of such period beginning before and ending on March 31, 2001, in each case to the extent such Taxes are not reflected in the reserve for Tax liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Company Balance Sheet.

          Section 7.7. TRANSFER TAXES. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties, and additions to such Taxes) incurred in connection with the acquisition of the Company or any of the Subsidiaries contemplated by this Agreement shall be borne fifty percent by the Seller and fifty percent by THEH.

          Section 7.8. DEFINITIONS. For purposes of this Article VII, the following terms shall have the meanings ascribed to them below:

          (a) "DETERMINATION" means a determination as defined by Section 1313(a) of the Code or any comparable or similar provision of applicable law.

          (b) "INCOME TAX RETURNS" means U.S. federal, state, local or non-U.S. Returns relating to Income Taxes required to be filed with any Taxing Authority that include the Company or any of the Subsidiaries.

          (c) "INCOME TAXES" means U.S. federal, state, local or non-U.S. income, profits, capital gains, franchise taxes or other taxes measured by reference to net income, profits or capital gains, together with any interest, penalties, charges or fees imposed with respect thereto.

          (d) "IRS" means the United States Internal Revenue Service.

          (e) "RETURNS" means returns, reports and forms required to be filed with any Taxing Authority.

          (f) "TAX LAWS" means the Code, U.S. federal, state, county, local, or non-U.S. laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

          (g) "TAXES" means all taxes (whether U.S. federal, state, local or non-U.S.) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, levies, imposts, deductions, charges, rates, duties, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll and social security, employment, excise, stamp duty or property taxes, together with any interest, penalties, charges or fees imposed with respect thereto.

          (h) "TAXING AUTHORITY" means any Governmental Authority including social security administration, U.S. or non-U.S., having responsibility for or jurisdiction over the assessment, determination, collection, or other imposition of Tax.

                                 ARTICLE VIII

                    CONDITIONS TO THEH'S OBLIGATION TO CLOSE

          The obligation of THEH to consummate the Stock Purchase shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

          Section 8.1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER. The representations and warranties of Seller contained in this Agreement shall be true and correct when made and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for such inaccuracies or breaches as would not, individually or in the aggregate, have a Company Material Adverse Effect, and the covenants and agreements of Seller contained in this Agreement to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects, and THEH shall have received at the Closing a certificate to the effect of the foregoing dated the Closing Date and validly executed by a Co-Chairman, the Chief Executive Officer or any Director of Seller.

          Section 8.2. NO ORDERS OR INJUNCTIONS. No order or injunction shall have been issued by any Governmental Authority which prevents or prohibits the consummation of the Stock Purchase or any other transaction contemplated by this Agreement.

          Section 8.3. OPINIONS OF SELLER'S COUNSEL. Parent shall have received at Closing opinions addressed to Parent and dated the Closing Date from counsel to Seller in form and substance reasonably satisfactory to Parent with respect to certain corporate matters in Sections 3.1 and 3.2.

          Section 8.4. CONSENTS. All consents or waivers of the parties to the agreements or consents listed on Schedule 3.1(d) reasonably requested by Parent shall have been obtained.

          Section 8.5. Tax Matters. The oral confirmation from the Netherlands Antilles Tax Authorities referenced in Section 3.15(a) shall not have been rescinded or modified in any material respect. The written confirmation from the Netherlands Tax Authorities referenced in Section 3.15(b) shall not have been rescinded or modified in any material respect.

                                  ARTICLE IX

                   CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

          Seller's obligation to consummate the Stock Purchase shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

          Section 9.1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT AND THEH. The representations and warranties of THEH contained in this Agreement shall be true and correct when made and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for such inaccuracies or breaches as would not, individually or in the aggregate, have a material adverse effect on the ability of THEH to consummate the Stock Purchase, and the covenants and agreements of THEH and Parent contained in this Agreement to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects, and Seller shall have received at the Closing a certificate to the effect of the foregoing dated the Closing Date and validly executed by the President, a Vice President or other senior officer of Parent and THEH.

          Section 9.2. NO ORDERS OR INJUNCTIONS. No order or injunction shall have been issued by any Governmental Authority which prevents or prohibits the consummation of the Stock Purchase or any other transaction contemplated by this Agreement.

                                   ARTICLE X

                            SURVIVAL; INDEMNIFICATION

          Section 10.1. SURVIVAL. (a) The representations and warranties of Seller contained in this Agreement shall survive the Closing until December 31, 2002, except the representations and warranties set forth (i) in Sections 3.1(e) and 3.2(a) which shall survive the Closing indefinitely, (ii) in Section 3.14 which shall survive the Closing until the third anniversary of the Closing Date, and (iii) in Section 3.15 and Article VII which shall survive the Closing until 90 days after the expiration of the relevant statutes of limitations (including any extensions thereof) for all applicable Taxes or, if later, until resolution of any disputes arising during such period applicable to the income tax return (the "APPLICABLE RETURN") of each of the Company and the Subsidiaries for the period ending on March 31, 2001 (such later date being the "EXPIRATION DATE").

          (b) The covenants and agreements contained in this Agreement which by their terms do not contemplate performance after the Closing Date shall survive the Closing until December 31, 2002. The covenants and agreements contained in this Agreement which by their terms contemplate performance after the Closing Date (including but not limited to the indemnities) shall survive the completion of the transactions contemplated herein.

          Section 10.2. INDEMNIFICATION BY SELLER. (a) Subject to Section
10.4 hereof, from and after the Closing Date, Seller shall indemnify and hold harmless Parent and its subsidiaries and their respective officers and directors (collectively, the "INDEMNIFIED PARTIES"), on a Net After-Tax Basis, from and against any and all Covered Losses suffered by such Indemnified Parties resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties of Seller when made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date and time), on and as of the Closing Date, (ii) any breach or nonfulfillment of any covenants or agreements made by Seller herein, and (iii) any liability or obligation of the Company or any of the Subsidiaries arising from or relating to any business other than (x) the business of the Company and the Subsidiaries conducted under the European License or (y) the business assumed by the Company or the Subsidiaries pursuant to the transactions contemplated by the Agreement, dated November 23, 2000, between USC Group Plc and TH Europe (collectively, "RETAINED LIABILITIES"). The indemnity by Seller under this Section 10.2 shall not affect or limit the indemnification provided by Seller under Section 7.6; it being understood and agreed that the Indemnified Parties shall not be entitled to indemnification under this Article X for any Covered Losses for which indemnification is provided under Section 7.6 if such indemnification would be available under both
Section 7.6 and this Article X.

          (b) The Indemnified Parties shall not be entitled to assert any indemnification pursuant to clause (i) or (ii) (in the case of covenants and agreements which by their terms do not contemplate performance after the Closing
Date) of Section 10.2(a): (i) after the Expiration Date, with respect to inaccuracies in or breaches of the representations and warranties by Seller contained in Section 3.15 and Article VII, (ii) after the third anniversary of the Closing Date, with respect to inaccuracies in or breaches of the representations and warranties by Seller contained in Section 3.14 or (iii) after December 31, 2002, with respect to all other inaccuracies in or breaches of the representations and warranties by Seller contained in any other Section hereof (other than Sections 3.1(e) and 3.2(a), which shall have no such limitation) or any breach or nonfulfillment of any covenants or agreements made by Seller herein which by their terms were required to be performed prior to the Closing Date; provided that if on or prior to such Expiration Date, third anniversary of the Closing Date or December 31, 2002, as the case may be, a Notice of Claim shall have been given to Seller pursuant to Section 10.3 hereof for such indemnification, the Indemnified Parties shall continue to have the right to be indemnified on a Net After-Tax Basis with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article X.

          Section 10.3. INDEMNIFICATION PROCEDURES. (a) Upon obtaining knowledge of any claim or demand which has given rise to, or is expected to give rise to, a claim for indemnification hereunder, Parent shall give written notice ("NOTICE OF CLAIM") of such claim or demand to Seller. Parent shall furnish to Seller in reasonable detail such information as the Indemnified Parties may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Section 10.2(b) hereof, no failure or delay by Parent in the performance of the foregoing shall reduce or otherwise affect the obligation of Seller to indemnify and hold the Indemnified Parties harmless on a Net After-Tax Basis, except to the extent that such failure or delay shall have actually adversely affected Seller's ability to defend against, settle or satisfy any Covered Losses for which the Indemnified
Parties are entitled to indemnification hereunder.

          (b) If the claim or demand set forth in the Notice of Claim given by Parent pursuant to Section 10.3(a) hereof is a claim or demand asserted by a third party, Seller shall have 15 days after the date on which Notice of Claim is given to notify Parent in writing of its election to defend such third party claim or demand on behalf of the Indemnified Party. If Seller elects to defend such third party claim or demand, Parent shall make available to Seller and its agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist Seller in the defense of, such third party claim or demand, and so long as Seller is defending such third party claim in good faith, the Indemnified Parties shall not pay, settle or compromise such third party claim or demand. If Seller elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at such Indemnified Party's own expense. In the event, however, that such Indemnified Party reasonably determines that representation by counsel to Seller of both Seller and such Indemnified Party could reasonably be expected to present such counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and Seller will pay the fees and expenses of such counsel; PROVIDED, that Seller shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all Indemnified Parties. If Seller does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at Seller's expense, to defend such third party claim or demand; PROVIDED, HOWEVER, that (i) such Indemnified Party shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; (ii) such Indemnified Party's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of Seller under the agreements of indemnification set forth in this
Article X; and (iii) such Indemnified Party may not settle any claim without the consent of Seller (which consent shall not be unreasonably withheld or delayed).

          (c) Seller and Parent shall cooperate in the defense of any claim or litigation subject to this Article X and the records of each shall be available to the other with respect to such defense.

          (d) Except for third party claims being defended in good faith, Seller shall satisfy its obligations under this Article X in respect of a valid claim for indemnification hereunder which is not contested by Seller in good faith in cash within 30 days after the date on which Notice of Claim is given.

          Section 10.4. LIMITS ON INDEMNIFICATION. Seller shall have no liability for indemnification pursuant to this Article X with respect to Covered Losses unless such Covered Losses exceed in the aggregate $100,000 (the "INDEMNIFICATION THRESHOLD"); PROVIDED, HOWEVER, that in the event that Covered Losses shall exceed in the aggregate the Indemnification Threshold, Seller shall be liable hereunder for all such Covered Losses; and PROVIDED, FURTHER, that Covered Losses with respect to Retained Liabilities shall not be subject to the

Indemnification Threshold. Notwithstanding anything herein to the contrary, in no event shall Seller be required to indemnify the Indemnified Parties pursuant to this Article X for Covered Losses in excess of $200,000,000.

          Section 10.5. LOSSES NET OF INSURANCE. The amount of any Covered Loss for which indemnification is provided under this Article X shall be net of any amounts recovered by the Indemnified Parties under insurance policies with respect to such Covered Loss. In the event that the Indemnified Parties shall later collect any such amounts recovered under insurance policies with respect to any Covered Loss for which any of them has previously received payments under this Article X from Seller, such Indemnified Party shall promptly repay to Seller such amount recovered.

          Section 10.6. ADJUSTMENT TO PURCHASE PRICE. All indemnity payments made pursuant to this Article X or pursuant to Article VII shall constitute adjustments to the Purchase Price for all tax purposes, and no party shall take any position inconsistent with such characterization, unless such position is impermissible as a result of a change of law.

                                   ARTICLE XI

                                   TERMINATION

          Section 11.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual consent of Seller and THEH;

          (b) by either Seller or THEH, if any Governmental Authority of competent jurisdiction shall have issued an injunction, restraining order or decree that restrains or prohibits the consummation of the Stock Purchase or the performance by the parties hereto of the other obligations hereunder, and such injunction, restraining order or decree shall have become final and nonappealable; or

          (c) by either Seller or THEH, if the Closing has not occurred by the close of business on September 30, 2001, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in all material respects the covenants and agreements of such party set forth herein.

          Section 11.2. PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement by either or both of Seller and THEH pursuant to
Section 11.1, written notice thereof shall forthwith be given by the terminating party or parties to the other party or parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Section 12.5 shall survive the termination of this Agreement; PROVIDED, HOWEVER, that such termination shall not relieve any party hereto of any liability for any willful breach of this Agreement (other than a breach of a representation, as to which no party shall be liable hereunder). If this Agreement is terminated as provided herein, all filings, applications and other submissions contemplated by Sections 3.7 and 4.2 and
Article V shall, to the extent practicable, be withdrawn from the agency or other Persons to which they were made.

                                  ARTICLE XII

                                 MISCELLANEOUS

          Section 12.1. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

          Section 12.2. GOVERNING LAW. This Agreement and all disputes, controversies or claims arising out of or related to this Agreement or a breach hereof shall be governed by and construed in accordance with the laws of the State of New York as applied to contracts to be performed in New York.

          Section 12.3. JURISDICTION; WAIVER OF TRIAL BY JURY. The parties hereby consent to the jurisdiction of the United States District Court for the Southern District of New York and any of the courts of the state of New York in any dispute arising under this Agreement and agree further that service of process or notice in any such action, suit or proceeding shall be effective if in writing and delivered in person or sent as provided in Section 12.6 hereof. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT OR IN CONNECTION HEREWITH IS HEREBY WAIVED.

          Section 12.4. ENTIRE AGREEMENT. This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. Except for the provisions of Article X, which are intended to benefit, and to be enforceable by, any of the Indemnified Parties, this Agreement is not intended to confer and shall not confer upon any Person not a party hereto any rights or remedies hereunder.

          Section 12.5. EXPENSES. Except as otherwise set forth in this Agreement, if the transactions contemplated hereby are not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Except as otherwise set forth in this Agreement, if the transactions contemplated hereby are consummated, the legal and other expenses incurred in connection with this Agreement shall be paid by the Company and THEH.

          Section 12.6. NOTICES. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to Seller shall be addressed to:

           TH Europe Holdings Limited
           c/o Novel Enterprises Limited
           12/F, Novel Industrial Building
           850-870 Lai Chi Kok Road
           Cheung Sha Wan, Kowloon
           Hong Kong
           Attn:   Lawrence Lok
           Telecopier No.:   852-2310-1841

           with a copy to:

           Simpson Thacher & Bartlett
           Citypoint
           1 Ropemaker Street
           London EC2Y 9HU
           England
           Attn:   William R. Dougherty, Esq.
           Telecopier No.:   44-20-7275 6502

or at such other address and to the attention of such other person as Seller may designate by written notice to Parent. Notices to Parent or THEH shall be made to Parent and shall be addressed to:

           Tommy Hilfiger Corporation
           c/o Tommy Hilfiger U.S.A., Inc.
           25 West 39th Street
           New York, New York  10018
           Attn:  Joel J. Horowitz
           Telecopier No.:  (212) 548-1818

           with a copy to:

           Wachtell, Lipton, Rosen & Katz
           51 West 52nd Street
           New York, NY  10019
           Attn:  Eric S. Robinson, Esq.
           Telecopier No:  (212) 403-2000

or at such other address and to the attention of such other person as Parent may designate by written notice to Seller.

          Section 12.7. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that no party hereto will assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto. Notwithstanding the foregoing, THEH may assign its rights under this Agreement to Parent or any wholly-owned subsidiary of Parent; PROVIDED that no such assignment by THEH of its rights hereunder to Parent or any wholly-owned subsidiary of Parent shall in any way affect THEH's obligations or liabilities under this Agreement.

          Section 12.8. HEADINGS; DEFINITIONS. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

          Section 12.9. AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing waive compliance by the other parties hereto with any term or provision of this Agreement on the part of such other parties hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

          Section 12.10. SEVERABILITY. In the event that this Agreement, or any of its provisions, or the performance of any provision, is found to be illegal or unenforceable under applicable law now or hereafter in effect, the parties shall be excused from performance of such portions of this Agreement as shall be found to be illegal or unenforceable under the applicable laws or regulations without affecting the validity of the remaining provisions of the Agreement; provided that (i) the remaining provisions of the Agreement shall in their totality constitute a commercially reasonable agreement, and (ii) should any method of termination of this Agreement or a portion thereof be found to be illegal or unenforceable, such method shall be reformed to comply with the requirements of applicable law so as, to the greatest extent possible, to allow termination by that method. Nothing herein shall be construed as a waiver of any party's right to challenge the validity of such law.

          Section 12.11. INTERPRETATION. For the purposes of this Agreement, (i) a "subsidiary" of an entity means any entity more than 50% of the voting power of whose outstanding voting securities or equity interests are directly or indirectly owned by such other entity, and (ii) "including" shall mean "including without limitation."

           IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

                               TOMMY HILFIGER CORPORATION


                               By: /s/ Silas K.F. Chou
                                   -------------------------------
                                   Name:  Silas K.F. Chou
                                   Title: Co-Chairman of the Board



                               TOMMY HILFIGER (EASTERN HEMISPHERE)
                               LIMITED


                               By: /s/ Lawrence S. Stroll
                                   -------------------------------
                                   Name:  Lawrence S. Stroll
                                   Title: Director



                               TH EUROPE HOLDINGS LIMITED


                               By: /s/ Silas K.F. Chou
                                   -------------------------------
                                   Name:  Silas K.F. Chou
                                   Title: Co-Chairman of the Board